Pricing Supplement No. 5 Dated October 9, 1998
(To Prospectus and Prospectus Supplement
Dated March 26, 1998)

                                                           Rule 424(b)(3)
                                                       Registration Statement
                                                           No. 333-41059
                               U.S.$5,000,000,000
                            FORD MOTOR CREDIT COMPANY

                           Medium-Term Notes Due from
                              9 Months to 30 Years
                               from Date of Issue

     Ford Motor Credit Company has designated $390,000,000 aggregate principal amount of its Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue having specific terms set forth below. Goldman, Sachs & Co., Lehman Brothers
Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated severally have agreed to purchase, respectively, $310,000,000, $75,000,000 and $5,000,000 aggregate principal amount of the Notes at a price of 99.750% of their principal amount for resale at an initial public offering price of 100% of their principal amount. After the initial public offering, the offering price may be changed.


Issue Date:                                 October 9, 1998.

Principal Amount:                           $390,000,000.

Interest Rate Basis:                        LIBOR having an Index Maturity of
                                            three months plus 32 basis points.

Interest Reset Dates:                       Quarterly on the 9th day of the
                                            months of January, April, July and
                                            October.

Interest Payment Dates:                     Quarterly on the 9th day of the
                                            months of January, April, July and
                                            October commencing January 9, 1999.

Stated Maturity:                            October 9, 2001


Reference Agent:                            The Chase Manhattan Bank.


                      GOLDMAN, SACHS & CO. LEHMAN BROTHERS
                               MERRILL LYNCH & CO.